UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2014

ISRAMCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12500	13-3145265
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 West Loop South Suite 810 Houston Texas 77027
 (Address of principal executive offices, including Zip Code)

713-621-3882
(Registrant's telephone number, including area code)

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2014, Isramco, Inc. (the “Company”) and Goodrich Global Ltd. (“Goodrich”), a company owned and controlled by Mr. Haim Tsuff, the Company's Chairman of the Board of Directors and Chief Executive Officer, entered into a Consulting Agreement (the “Consulting Agreement”). Under the Consulting Agreement, the Company will pay to Goodrich $360,000 per annum in installments of $30,000 per month, in addition to reimbursing Goodrich for all reasonable business expenses, including automobile expenses, incurred by Mr. Tsuff in connection with services rendered on behalf of the Company, in exchange for management services performed by Mr. Tsuff as the Company’s Chief Executive Officer.  The Consulting Agreement replaces the former consulting agreement between the Company and Goodrich that expired on May 31, 2014, and has an initial term from June 1, 2014 through May 31, 2017. The term of the Agreement will be deemed to have been automatically extended for an additional three year period unless the Company furnishes Goodrich, by March 3, 2017, with written notice of its election to not extend the term of the Consulting Agreement. Additionally, if for any reason Mr. Tsuff no longer serves the Company in any senior management capacity or is no longer employed by Goodrich, the Consulting Agreement will automatically terminate. If the Consulting Agreement is terminated by the Company (including after the termination of Mr. Tsuff by the Company), then Goodrich is entitled to receive in one lump sum the unpaid consulting fee due through the then remaining term of the Consulting Agreement. If the Consulting Agreement is terminated by Goodrich, then Goodrich is entitled to receive one additional month of compensation after the notice of termination of the Consulting Agreement by Goodrich.

On September 11, 2014, the Company entered into an employment agreement (the “Employment Agreement”) with its Chief Financial Officer, Edy Francis. The Agreement replaces the former employment agreement between the Company and Mr. Francis that expired on May 31, 2014, and has a term from June 1, 2014 through May 31, 2017. The Employment Agreement provides for the following compensation and benefits: (i) an annual base salary of no less than $110,000, subject to periodic review and adjustment by the Compensation Committee of the Board; (ii) eligibility for an additional bonus and to participate in any profit sharing, option or other similar plan to the extent and on the same basis as may be awarded other officers of the Company; and (iii) reimbursement of certain reasonable business expenses, together with certain allowances. The Company may terminate the term of employment of Mr. Francis under the Employment Agreement for any reason, or for Cause, Permanent Disability (each as defined in the Employment Agreement) or death, upon 120 days prior written notice to Mr. Francis (the “Required Notice Period”). Mr. Francis may terminate his term of employment only for Good Reason (as defined in the Employment Agreement) upon 120 days prior written notice to the Company. If the Company terminates the term of employment of Mr. Francis for Cause, Permanent Disability or death, Mr. Francis is entitled to receive his base salary and all unreimbursed expenses through the effective time of the termination. If the Company terminates the term of employment of Mr. Francis without Cause, Permanent Disability or death, or Mr. Francis terminates his term of employment for Good Reason, Mr. Francis is entitled to receive a lump sum payment equal to the total compensation received by Mr. Francis in the immediately preceding calendar year prior to his termination (the “Severance Payment”) in addition to his base salary and all unreimbursed expenses through the effective time of the termination. Further, in the event that the Company terminates Mr. Francis prior to the Required Notice Period, Mr. Francis is entitled to receive his base salary plus the value of all other benefits that he would have received during the Required Notice Period, less the actual notice given by the Company. If the Company determines not to renew Mr. Francis’s term of employment after May 31, 2017 on at least the same terms as set forth in the Employment Agreement, Mr. Francis is also entitled to receive the Severance Payment. The Employment Agreement also includes certain customary representations, warranties and covenants, including non-disclosure covenants.

The preceding descriptions are a summary of certain material terms of the Consulting Agreement and the Employment Agreement, do not purport to be complete, and are qualified in their entirety by reference to the Consulting Agreement and the Employment Agreement, copies of which are being filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and each is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1	Consulting Agreement dated September 11, 2014 by and between the Company and Haim Tsuff.
10.2	Employment Agreement dated September 11, 2014 by and between the Company and Edy Francis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISRAMCO, INC.

DATED: September 17, 2014	By:	/s/Anthony James
Anthony James
Legal Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Consulting Agreement dated September 11, 2014 by and between the Company and Haim Tsuff.
10.2	Employment Agreement dated September 11, 2014 by and between the Company and Edy Francis.